EXHIBIT 3.2



                               CHAPMAN AND CUTLER
                             111 WEST MONROE STREET
                             CHICAGO, ILLINOIS 60603

                                 April 23, 2002


Van Kampen Funds Inc.
1 Parkview Plaza
Oakbrook Terrace, Illinois  60181-5555

The Bank of New York
15 Broad Street
New York, New York  10005

                   Re: Van Kampen Focus Portfolios, Series 335
                       ---------------------------------------


Ladies/Gentlemen:

     We have acted as counsel for Van Kampen Funds Inc., depositor of Van Kampen Focus Portfolios, Series 335 (the Fund), in connection with the issuance of units of fractional undivided interest in the Fund (Units), under a trust agreement dated April 23, 2002 (the "Indenture") among Van Kampen Funds Inc., as depositor, (the "Depositor"), Van Kampen Investment Advisory Corp. and Edward D. Jones & Co., L.P., each as a supervisor, and The Bank of New York, as trustee (the "Trustee"). The Fund is comprised of the following unit investment trusts:
The Roaring 2000ssm Portfolio, Traditional Series 13 and Select Growth Trust, April 2002 Series (the "Trust").

         In this connection, we have examined the registration statement and the prospectus for the Fund, the Indenture, and such other instruments and documents as we have deemed pertinent.

         The assets of the Trust will consist of a portfolio of equity securities (the "Equity Securities") as set forth in the Prospectus. For purposes of this opinion, it is assumed that each Equity Security is equity for federal income tax purposes.

         Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing United States Federal income tax law:

                   (i) The Trust is not an association taxable as a corporation for Federal income tax purposes but will be governed by the provisions of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1986 (the "Code").

                  (ii) A Unitholder will be considered as owning a pro rata share of each asset of the Trust in the proportion that the number of Units held by him or her bears to the total number of Units outstanding. Under subpart E, subchapter J of chapter 1 of the Code, income of the Trust will be treated as income of each Unitholder in the proportion described above, and an item of Trust income will have the same character in the hands of a Unitholder as it would have in the hands of the Trust. Each Unitholder will be considered to have received his or her pro rata share of income derived from the Trust's assets when such income is considered to be received by the Trust. A Unitholder's pro rata portion of distributions of cash or property by a corporation with respect to an Equity Security ("dividends" as defined by Section 316 of the Code ) are taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unitholder's pro rata portion of dividends which exceed such current and accumulated earnings and profits will first reduce the Unitholder's tax basis in such Equity Security, and to the extent that such dividends exceed a Unitholder's tax basis in such Equity Security, shall be treated as gain from the sale or exchange of property.

                 (iii) The price a Unitholder pays for his or her Units, generally including sales charges, is allocated among his or her pro rata portion of each Equity Security held by the Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unitholder purchases the Units), in order to determine his or her tax basis for his or her pro rata portion of each Equity Security held by the Trust.

                  (iv) Gain or loss will be recognized to a Unitholder (subject to various nonrecognition provisions under the Code) upon redemption or sale of his or her Units, except to the extent an in kind distribution of stock is received by such Unitholder from the Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his or her Units. Before adjustment, such basis would normally be cost if the Unitholder had acquired the Units by purchase. Such basis will be reduced, but not below zero, by the Unitholder's pro rata portion of dividends with respect to each Equity Security which are not taxable as ordinary income.

                   (v) If the Trustee disposes of a Trust asset (whether by sale, exchange, liquidation, redemption, or otherwise) gain or loss will be recognized to the Unitholder (subject to various nonrecognition provisions under the Code) and the amount thereof will be measured by comparing the Unitholder's aliquot share of the total proceeds from the transaction with his or her basis for his fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his or her Units (as of the date on which the Units were acquired) among the Trust's assets (as of the date on which the Units were acquired) ratably according to their values as of the valuation date nearest the date on which he or she purchased such Units. A Unitholder's basis in his or her Units and of his or her fractional interest in each Trust asset must be reduced, but not below zero, by the Unitholder's pro rata portion of dividends with respect to the Equity Security which is not taxable as ordinary income.

                  (vi) Under the Indenture, under certain circumstances, a Unitholder tendering Units for redemption may request an in kind distribution of Equity Securities upon the redemption of Units or upon the termination of the Trust. A Unitholder will receive cash representing his or her pro rata portion of the foreign Equity Securities in the Trust. As previously discussed, prior to the redemption of Units or the termination of the Trust, a Unitholder is considered as owning a pro rata portion of each of the Trust's assets. The receipt of an in kind distribution will result in a Unitholder receiving whole shares of stock and possibly cash. The potential federal income tax consequences which may occur under an in kind distribution with respect to each Equity Security owned by the Trust will depend upon whether or not a Unitholder receives cash in addition to Equity Securities. An "Equity Security" for this purpose is a particular class of stock issued by a particular corporation. A Unitholder will not recognize gain or loss if a Unitholder only receives Equity Securities in exchange for his or her pro rata portion in the Equity Securities held by the Trust. However, if a Unitholder also receives cash in exchange for a fractional share of an Equity Security or a foreign Equity Security held by the Trust, such Unitholder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unitholder and his or her tax basis in such fractional share of an Equity Security or such foreign Equity Security held by the Trust. The total amount of taxable gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rules described above by the redeeming Unitholder with respect to each Equity Security owned by the Trust.

         A domestic corporation owning Units in the Trust may be eligible for the 70% dividends received deduction pursuant to Section 243(a) of the Code with respect to such Unitholder's pro rata portion of dividends received by the Trust (to the extent such dividends are taxable as ordinary income and are attributable to domestic corporations), subject to the limitations imposed by Sections 246 and 246A of the Code.

         To the extent dividends received by the Trust are attributable to foreign corporations, a corporation that owns Units will not be entitled to the dividends received deduction with respect to its pro rata portion of such dividends since the dividends received deduction is generally available only with respect to dividends paid by domestic corporations.

         Section 67 of the Code provides that certain itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by individuals only to the extent they exceed 2% of such individual's adjusted gross income. Unitholders may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions subject to this limitation.

         A Unitholder will recognize taxable gain (or loss) when all or part of his or her pro rata interest in an Equity Security is either sold by the Trust or redeemed or when a Unitholder disposes of his Units in a taxable transaction, in each case for an amount greater (or less) than his or her tax basis therefor, subject to various non-recognition provisions of the Code.

         It should be noted that payments to the Trust of dividends on Equity Securities that are attributable to foreign corporations may be subject to foreign withholding taxes. Any dividends withheld as a result thereof will nevertheless be treated as income to the Unitholders. Because under the grantor trust rules, an investor is deemed to have paid directly his or her share of foreign taxes that have been paid or accrued, if any, an investor may be entitled to a foreign tax credit or deduction for United States tax purposes with respect to such taxes. A required holding period is imposed for such credits.

         Any gain or loss recognized on a sale or exchange will, under current law, generally be capital gain or loss.

         The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

                                                               Very truly yours,


                                                              CHAPMAN AND CUTLER

MJK/erg